UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/17/2017

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

M. LaVoy Robison tendered his resignation from the Board of Directors (the “Board”) of Discovery Communications, Inc. (the “Company”), effective on May 17, 2017. Mr. Robison was a Class II common stock director, the Chairman of the Company’s Audit Committee and a member of the Company’s Nominating and Corporate Governance Committee.

On May 17, 2017, the Board of the Company, by a duly adopted resolution, filled the vacancy created by Mr. Robison’s resignation by appointing Daniel E. Sanchez to the Board, to be effective as of May 17, 2017. Mr. Sanchez will serve as a Class II Director, where his initial term will expire at the Company’s 2019 annual meeting of stockholders. The Board determined, after considering all of the facts and circumstances, that Mr. Sanchez is an “independent director” as defined by the NASDAQ listing rules.

Since January 2007, Mr. Sanchez has engaged in the private practice of law, representing individual and business clients in a variety of non-litigation areas. In 2012, Mr. Sanchez earned his master’s degree in tax law (LL.M.), and currently focuses his practice on the area of tax planning. He was a full member of the Board of Ethics of the City of Stamford, CT, which he was appointed to by the mayor in 2012. He served as a director of Starz from January 2013 until December 2016, when it merged with Lions Gate Entertainment Corporation. Mr. Sanchez is the nephew of our director John Malone.

Mr. Sanchez will bring a unique legal perspective to the Company’s Board, focused in particular on tax law. Mr. Sanchez’s perspective and expertise will assist the Board in developing strategies that would take into consideration a wide range of issues resulting from the application and evolution of tax laws and regulations.

No arrangements exist between the Company and Mr. Sanchez or any other person pursuant to which he was selected as a director. There are no transactions in which Mr. Sanchez has an interest requiring disclosure under Item 404(a) of SEC Regulation S-K.

Mr. Sanchez will be compensated for his service on the Company’s Board pursuant to the existing compensation program for non-employee directors set forth in the Company’s proxy statement dated April 5, 2017 for the Company’s 2017 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: May 17, 2017	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer